Exhibit 24

IN THE MATTER OF AN ARBITRATION BETWEEN

COMMONWEALTH REIT, BARRY M.

PORTNOY, ADAM D. PORTNOY, JOSEPH L.

MOREA, WILLIAM A. LAMKIN and

FREDERICK N. ZEYTOONJIAN,

Claimants and Counterclaim Respondents,

and

REIT MANAGEMENT & RESEARCH LLC,

Claimant,

v.

CORVEX MANAGEMENT LP

and

RELATED FUND MANAGEMENT, LLC,

Respondents and Counterclaimants.

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MEMORANDUM OF LAW IN SUPPORT OF RESPONDENTS’ MOTION FOR

SUMMARY JUDGMENT ON COUNTERCLAIMS RELATING TO THEIR

CONSENT SOLICITATION TO REMOVE COMMONWEALTH’S TRUSTEES

GIBSON, DUNN & CRUTCHER LLP

200 Park Avenue

New York, New York 10166-0193

Phone: (212) 351-4000

Fax: (212) 351-4035

Attorneys for Respondents and

Counterclaimants Corvex Management LP

and Related Fund Management, LLC

June 10, 2013

TABLE OF CONTENTS

Page
INTRODUCTION	1

FACTUAL BACKGROUND	6

I. Common Wealth, Its Trustees, And RMR	6

II. CommonWealth’s Declaration Of Trust Expressly Grants All Shareholders The Right To Remove Trustees At Any Time With the Consent of Two-Thirds Of CommonWealth’s Outstanding Shares	8

III. The CommonWealth Trustees Unilaterally Adopt Bylaws To Impair The Shareholder Right To Remove Trustees By Written Consent	10

A. $2,000/1-Year Bylaws	10

B. 3+3 Bylaws	11

C. Red Tape Bylaws	13

D. Delay Bylaws	17

E. Restricted Consent Window Bylaw	17

IV. The CommonWealth Trustees Purport To Eliminate The Right Of CommonWealth Shareholders To Remove Trustees Without Cause	18

ARGUMENT	23

I. The 3+3 Bylaws And $2,000/1-Year Bylaws Are Invalid And Unenforceable	23

A. The 3+3 Bylaws And $2,000/1-Year Bylaws Are Invalid Because The Right Of All CommonWealth Shareholders To Remove Trustees At Any Time Can Only Be Modified Through An Amendment To The Declaration Of Trust	24

B. The 3+3 Bylaws And $2,000/1-Year Bylaws Are Invalid Because They Are Inconsistent With, And Impair, The Right Of All CommonWealth Shareholders To Remove Trustees At Any Time	25

II. The Red Tape Bylaws That CommonWealth And Its Trustees Are Invoking To Forestall Respondents’ Consent Solicitation Are Invalid And Unenforceable	34

TABLE OF CONTENTS

(continued)

Page
A. The Red Tape Bylaws Are Invalid Because They Are Inconsistent With, And Impair, The Right Of All CommonWealth Shareholders To Remove Trustees At Any Time	37

B. The Red Tape Bylaws Are Invalid Because The Right Of All CommonWealth Shareholders To Remove Trustees At Any Time Can Only Be Modified Through An Amendment To The Declaration Of Trust	38

C. The Red Tape Bylaws Are Invalid Because They Far Exceed The “Minimum Essential Provisions For Ministerial Review” That May Properly Be Addressed To A Shareholder Action By Written Consent	39

III. The Delay Bylaws Are Invalid And Unenforceable	41

IV. The Restricted Consent Window Bylaw Is Invalid And Unenforceable	44

V. CommonWealth’s Opt In To Section 3-803 Of The MGCL Does Not Eliminate The Right Of Shareholders To Remove The Trustees Without Cause	45

A. Under Maryland Law, A REIT Adopting A Staggered Board May Authorize The Removal Of Trustees Without Cause In Its Declaration Of Trust	46

B. Under CommonWealth’s Declaration Of Trust, Shareholders May Remove The Trustees On CommonWealth’s Staggered Board Without Cause	47

C. Section 3-803 Of The MGCL Does Not Address The Removal Of Trustees On A Staggered Board, Much Less Categorically Eliminate The Right To Remove Trustees On A Staggered Board Without Cause	47

CONCLUSION	50

TABLE OF AUTHORITIES

Page(s)
Cases

Airgas, Inc. v. Air Prods. & Chems., Inc., 8 A.3d 1182 (Del. 2010)	26

Allen v. Prime Computer, Inc., 540 A.2d 417 (Del. 1988)	passim

BAA, PLC v. Acacia Mut. Life Ins. Co., 400 Md. 136 (Md. 2007)	49

Brooks v. State, 26 Del. 1 (Del. 1911)	27

Bus. Roundtable v. SEC, 647 F.3d 1144 (D.C. Cir. 2011)	30

Datapoint Corp. v. Plaza Sec. Co., 496 A.2d 1031 (Del. 1985)	passim

Edelman v. Authorized Distrib. Network, Inc., 1989 WL 133625 (Del. Ch. Oct. 27, 1989)	40, 41

Frankino v. Gleason, 1999 WL 1032773 (Del. Ch. Nov. 5, 1999)	24, 25, 38

Gaskill v. Gladys Belle Oil Co., 16 Del. Ch. 289 (Del. Ch. 1929)	26

Hubbard v. Hollywood Park Realty Enters., Inc., 1991 WL 3151 (Del. Ch. Jan. 14, 1991)	40

Hudson v. Prime Retail, Inc., 2004 WL 1982383 (Md. Cir. Ct. Apr. 1, 2004)	39

Kenney v. Morgan, 22 Md. App. 698 (Md. App. 1974)	passim

Kramer v. Liberty Prop. Trust, 408 Md. 1 (Md. 2009)	39

Mut. Fire Ins. Co. v. Farquhar, 86 Md. 668 (Md. 1898)	26, 42, 45

TABLE OF AUTHORITIES

(continued)

Page(s)
Owens-Illinois, Inc. v. Cook,
386 Md. 468 (Md. 2005)	30

Phillips v. Insituform of N. Am., Inc.,
1987 WL 16285 (Del. Ch. Aug. 27, 1987)	27, 38

Realty Acquisition Corp. v. Prop. Trust of Am.,
1989 WL 214477 (D. Md. Oct. 27, 1989)	33

Relational Investors LLC v. Sovereign Bancorp, Inc.,
417 F. Supp. 2d 438 (S.D.N.Y. 2006)	47

Ridgely Condo. Ass’n v. Smyrnioudis,
343 Md. 357 (Md. 1996)	passim

Roven v. Cotter,
547 A.2d 603 (Del. Ch. 1988)	46

Stevens v. Emergency Hosp. of Easton,
142 Md. 526 (Md. 1923)	26

Sun-Times Media Grp., Inc. v. Black,
954 A.2d 380 (Del. Ch. 2008)	27, 38

Twenty Seven Trust v. Realty Growth Investors,
533 F. Supp. 1028 (D. Md. 1982)	24

Zaucha v. Brody,
1997 WL 305841 (Del. Ch. June 3, 1997)	43

Statutes & Rules

15 Pa. Cons. Stat. Ann. § 1726	46

Del. Code Ann., tit. 8, § 141	46

Del. Code Ann., tit. 8, § 228	passim

Md. Code Ann., Corps. & Ass’ns § 2-103	26

Md. Code Ann., Corps. & Ass’ns § 2-406	46, 49

Md. Code Ann., Corps. & Ass’ns § 2-505	passim

Md. Code Ann., Corps. & Ass’ns § 3-801	48

TABLE OF AUTHORITIES

(continued)

Page(s)

Md. Code Ann., Corps. & Ass’ns § 3-803	passim

Md. Code Ann., Corps. & Ass’ns § 3-804	19, 20, 48, 49

Md. Code Ann., Corps. & Ass’ns § 3-805	19

Md. Code Ann., Corps. & Ass’ns § 8-101	6, 8

Md. Code Ann., Corps. & Ass’ns § 8-202	passim

Md. Code Ann., Corps. & Ass’ns § 8-205	passim

Md. Code Ann., Corps. & Ass’ns § 8-301	passim

Other Authorities

2 Alan S. Gutterman, Business Transaction Solutions (2013)	37

James Hanks, Jr., Maryland Corporations Law (Supp. 2012)	48

v

Respondents Corvex Management LP (“Corvex”) and Related Fund Management, LLC (“Related”) respectfully submit this memorandum of law in support of their motion for summary judgment on Counts I through VII of their Counterclaims against CommonWealth REIT (“CommonWealth” or the “Company”), and Barry Portnoy, Adam Portnoy, Joseph Morea, William Lamkin, and Frederick Zeytoonjian (collectively, the “Trustees”).

INTRODUCTION

Respondents seek simply to exercise their franchise as shareholders of CommonWealth, a right CommonWealth’s Declaration of Trust guarantees to them and other shareholders, but which CommonWealth’s Trustees are determined to frustrate.

The Trustees have caused CommonWealth unnecessarily to pay out hundreds of millions of dollars in fees to Reit Management and Research LLC (“RMR”), an entity created and owned by the Portnoys. RMR performs the same management functions – such as selection of properties for acquisition and their management – that CommonWealth could and should perform internally at dramatically less expense. CommonWealth and the Trustees have been unresponsive to Respondents’ concerns about the diversion of assets from CommonWealth to the pockets of the Portnoys via RMR.

Now, before hundreds of millions of dollars more flow out of CommonWealth to the Portnoys, CommonWealth shareholders want an opportunity to vote on whether the Trustees should be removed. The Trustees have thrown up every conceivable roadblock in order to thwart and delay a vote. Such conduct should not be countenanced.

For more than 25 years, CommonWealth’s governing instrument, its Declaration of Trust, has guaranteed to CommonWealth shareholders the right to remove Trustees “at any time,” with or without cause, by the expressed consent of holders of two-thirds of CommonWealth’s outstanding shares. Decl. of Trust §§ 2.3, 6.1, 6.9 (Ex. 6).1 On February 26, 2013, Corvex and Related, two of CommonWealth’s largest shareholders, announced their intention to call on fellow shareholders to exercise that right and “seek the removal of the entire Board of Trustees though an action by written consent.” (Ex. 11 at 3). In response, the Trustees undertook an array of measures to impede and ultimately destroy the shareholders’ right to remove Trustees by written consent at any time. Each of the measures undertaken by the Trustees in this regard is invalid and unenforceable, and there are no material facts in dispute that would prevent the Panel from so holding at this time. Accordingly, Respondents move for summary judgment on Counts I through VII of their Counterclaims.

3+3 Bylaws and $2,000/1-Year Bylaws. Section 6.1 of the Declaration of Trust provides that “[a]ll Shares shall have equal non-cumulative voting rights . . . and equal . . . other rights,” including the equal right to seek a vote on the removal of Trustees. Decl. of Trust § 6.1 (Ex. 6). Nevertheless, in February 2009, CommonWealth’s Trustees adopted Bylaws so that only shareholders holding at least $2,000 in market value, or 1%, of CommonWealth’s common shares for at least one year could request a record date for shareholders to take action by written consent. Then, on March 1, 2013, only four days after Corvex and Related had publicly announced their ownership position in Commonwealth, CommonWealth announced that the Trustees had adopted Bylaws so that only shareholders holding at least 3% of CommonWealth’s common shares continuously for at least three years could request a record date for shareholders to take action by written consent. To meet the percentage ownership and holding period requirements imposed by the 3+3 Bylaws on April 12, 2013, when the record date requests for Respondents’ consent solicitation were submitted to the Company, a CommonWealth

[1]	All references in the form (Ex. ) are to the exhibits of the Affidavit of Darcy Harris, dated June 10, 2013.

shareholder or group of shareholders would have had to continuously hold over $80 million worth of shares for three years. The 3+3 Bylaws and $2,000/1-Year Bylaws are invalid because they are inconsistent with, and impair, the shareholders’ right to remove Trustees by written consent “at any time,” and such right can only be modified by amendment to CommonWealth’s Declaration of Trust.

Red Tape Bylaws. CommonWealth’s Trustees have also adopted literally dozens of onerous documentation and information requirements that are not related to the ministerial task of setting a record date for an action by written consent to remove Trustees, and that CommonWealth is tactically and subjectively interpreting in order to render such requirements effectively unattainable. Indeed, although the record date requests submitted in connection with Respondents’ consent solicitation were accompanied by more than 700 pages of material (as described more fully below at pp. 15-16), CommonWealth and its Trustees have taken the remarkable position that Respondents have met none of the dozens of purported Bylaw requirements for obtaining a record date that CommonWealth and the Trustees identified in their response to Respondents’ motion to compel. (Exs. 3-5). This is on its face absurd.

To consider just one example of the obstructionist approach the grimly-determined CommonWealth and its Trustees are taking to prevent a shareholder vote: Although the record date requests were simultaneously sent by e-mail, same-day hand delivery, overnight courier, and registered mail return receipt requested (Exs. 9-10), CommonWealth and its Trustees contend that the record date requests are invalid because they have no evidence that the requests were sent by “registered mail, return receipt requested.” (Ex. 3 at 1; Ex. 4 at 1). A return receipt is “returned” to the sender, not the addressee. The Bylaws do not state that a shareholder must, after receiving the return receipt, subsequently deliver to CommonWealth a copy to evidence that the shareholder has itself received such receipt. In any event, the receipt returned to Respondents confirms that the requirement has in fact been met. (Ex. 9).

The other Red Tape Bylaw requirements CommonWealth and the Trustees contend have not been met similarly range from the absurd (e.g., record date requests failed to inform CommonWealth of CommonWealth’s very own phone number and address) to the virtually impossible (e.g., record date requests failed to identify and describe for CommonWealth the “investment strategy or objective” of each of the thousands of entities affiliated with Corvex and Related, and to provide to CommonWealth a copy of the prospectus, offering memorandum or similar document, if any, provided to investors or potential investors in each such entity).

The record date requests submitted on April 12, 2013 provide all of the information that is needed for the ministerial task of setting a record date, and more. Indeed, the documentary evidence shows that the requests comply with the vast majority of the onerous bylaw requirements. The remaining Red Tape Bylaws that CommonWealth and its Trustees invoke to forestall Respondents’ consent solicitation have no reasonable relationship to any aspect of the ministerial task of setting a record date for a shareholder action by written consent to remove Trustees. These Red Tape Bylaws invoked by CommonWealth are invalid because: (i) they are inconsistent with, and unreasonably impair, the right to remove Trustees by written consent “at any time”; (ii) the right to remove Trustees by written consent at any time can only be modified by amendment of CommonWealth’s Declaration of Trust (and has not been); and (iii) they far exceed the minimum essential provisions for ministerial review that may properly be addressed to a shareholder action by written consent to remove the Trustees.

Delay Bylaws. The Trustees have also adopted bylaws to arbitrarily extend to up to 210 days the time it takes to complete an action by written consent. See Bylaws § 2.15 (Ex. 7). The Delay Bylaws impose excessively elongated periods for ministerial review that are far greater even than the time periods of similar delay bylaws that have been invalidated by courts. Because the Delay Bylaws impose arbitrary impediments designed to unreasonably defer shareholder action by written consent, they are invalid.

Restricted Consent Window Bylaw. In contrast to the excessively elongated periods the Delay Bylaws provide for ministerial review by CommonWealth’s Trustees, the Trustees have sharply limited the time for shareholders to actually receive, review, evaluate and respond to a written proposal for shareholder action, so that they may knowingly and effectively exercise their rights. While the corporations laws of both Maryland and Delaware recognize the amount of time required to conduct a consent solicitation by establishing a statutory default of no less than 60 days from the signing of the first shareholder consent delivered, Md. Code Ann., Corps. & Ass’ns § 2-505(f); 8 Del. Code § 228(c), the Restricted Consent Window Bylaw allots a mere 30 days for shareholders to obtain, review, execute and deliver consents. See Bylaws, effective Mar. 1, 2013, § 2.15(b) (Ex. 13). By sharply limiting the time for shareholders to participate in a consent solicitation, the Trustees have placed yet another impermissible burden upon shareholders’ exercise of their right under the Declaration of Trust to take action by written consent to remove Trustees. Decl. of Trust §§ 2.3, 6.9 (Ex. 6). Because the Restricted Consent Window Bylaw is inconsistent with, and impairs, the right of shareholders to act by written consent, it is invalid.

Opt In to Section 3-803 of the Maryland General Corporation Law (“MGCL”). On April 12, 2013, the same day Corvex and Related delivered requests for a record date, CommonWealth opted in to Section 3-803 of the MGCL, and later proclaimed that, as a result, its Trustees could no longer be removed without cause even by a supermajority vote of holders of two-thirds of the common shares. Section 3-803 of the MGCL is silent about the removal of REIT trustees, and opting in to Section 3-803 does not eliminate the right to remove trustees on a classified board without cause where the REIT’s declaration of trust expressly gives shareholders that right. In fact, as described in greater detail below, the Maryland REIT Law expressly contemplates the co-existence of both a classified board and the removal of trustees without cause, when authorized by a REIT’s declaration of trust. See Md. Code Ann., Corps. & Ass’ns § 8-205(b). Because there is no language in Section 3-803 overriding Section 8-205(b) of the Maryland REIT Law or otherwise addressing the removal of trustees on a classified board, CommonWealth’s proclamation that its opting in to Section 3-803 has eliminated the right of CommonWealth shareholders to remove the Trustees without cause is inaccurate and invalid.

* * *

The Trustees’ blatant campaign to disenfranchise CommonWealth’s shareholders should be brought to an end, and Respondents’ consent solicitation should be allowed to proceed without further delay. Accordingly, the Panel should grant summary judgment in Respondents’ favor on Counts I through VII of their Counterclaims, all of which relate to the threshold validity of Respondents’ ongoing consent solicitation to remove the Trustees.

FACTUAL BACKGROUND

I.	CommonWealth, Its Trustees, And RMR

CommonWealth REIT is organized under the Maryland REIT Law, Md. Code Ann., Corps. & Ass’ns §§ 8-101 to 8-801. A Maryland REIT is a business entity operated “for the benefit and profit of any person who may become a shareholder.” Md. Code Ann., Corps. & Ass’ns § 8-101(c) (emphasis supplied). CommonWealth’s governing document, its Declaration of Trust, confirms that its “principal purpose” is to act “for the benefit of [share]holders.” Decl. of Trust, Introduction (Ex. 6). CommonWealth has over 118 million common shares outstanding, and its shares are publicly traded on the New York Stock Exchange under the ticker CWH. (Ex. 17).

CommonWealth has a Board composed of five Trustees, but its day-to-day operations are entirely run by an external manager, Reit Management and Research LLC (“RMR”). (Ex. 18). CommonWealth’s two Managing Trustees, Barry M. Portnoy and his son Adam D. Portnoy, own RMR. (Ex. 18). From 2008 to 2012, CommonWealth paid RMR approximately $336 million in fees. (Exs. 18-19). RMR also manages four other REITs that were formerly owned by CommonWealth – Hospitality Properties Trust (“HPT”), Senior Housing Properties Trust (“SNH”), Select Income REIT (“SIR”), and Government Properties Income Trust (“GOV”). (Ex. 18). From 2008 to 2012, HPT, SNH, SIR, and GOV collectively paid RMR approximately $321.5 million in fees. (Exs. 20-26).

In addition to being the owners of RMR and the Managing Trustees of CommonWealth, Barry and Adam Portnoy are the Managing Trustees of HPT, SNH, SIR, and GOV. (Ex. 18). The other three CommonWealth Trustees have significant ties to the Portnoys and their companies. For example, William Lamkin is also a trustee of HPT and SIR. (Ex. 18). From 2008 to 2012, Lamkin received payments from CommonWealth, HPT, and SIR totaling at least $1,057,270. (Exs. 27-31, 33-37, 43). Frederick Zeytoonjian is also a trustee of SNH. (Ex. 18). From 2008 to 2012, Zeytoonjian received payments from CommonWealth and SNH totaling at least $862,920. (Exs. 27-31, 38-42). Joseph Morea is a former Managing Director and Head of U.S. Equity Markets at RBC Capital Markets, one of the co-managers for the CommonWealth equity offering that closed on March 5, 2013, and an underwriter in a number of securities offerings by other Portnoy entities, including SNH and GOV. (Exs. 27, 44, 47-48).

At CommonWealth’s annual meeting on May 14, 2013, only 14% of the CommonWealth shares eligible to vote were voted in favor of Morea’s re-election to the Board of Trustees. (Ex. 16). However, immediately following Morea’s defeat by shareholders and his forced resignation from the Board, the four remaining Trustees reappointed Morea to a new three-year term as a Trustee. (Ex. 16).2

II.	CommonWealth’s Declaration Of Trust Expressly Grants All Shareholders The Right To Remove Trustees At Any Time With The Consent Of Two-Thirds Of CommonWealth’s Outstanding Shares

Each Maryland REIT is governed by a declaration of trust. See Md. Code Ann., Corps. & Ass’ns § 8-101(b). CommonWealth’s original Declaration of Trust was filed with the Maryland State Department of Assessments and Taxation on October 9, 1986. (Ex. 12). With limited exceptions not applicable here, CommonWealth’s Declaration of Trust only may be amended by both an affirmative vote of the shareholders and approval of trustees. Decl. of Trust § 8.3 (Ex. 6).

Under the Maryland REIT Law, the trustees of a REIT with a classified board may be removed with cause, or without cause if “the declaration of trust of the real estate investment trust provides.” Md. Code Ann., Corps. & Ass’ns § 8-205(b). Moreover, the Maryland REIT Law requires a REIT’s declaration of trust to “provide a description of each class [of stock], including any . . . voting powers.” Id. § 8-202(b)(1)(viii). Thus, any provisions addressing the removal of trustees and voting powers of shareholders must be contained in a REIT’s declaration of trust.

[2]

Similarly, at HPT’s annual meeting on May 15, 2013, Lamkin ran unopposed, but failed to be re-elected as a trustee. Immediately following his defeat by shareholders, the other trustees, including Barry and Adam Portnoy, appointed Lamkin to another three-year term as a trustee. (Ex. 49). At SNH’s annual meeting on May 9, 2013, Adam Portnoy received less than 20% of the shares eligible to vote when he ran for re-election to the board of SNH. (Ex. 50).

Since the initial public offering of CommonWealth in 1986, CommonWealth’s Declaration of Trust has provided for a classified board:

2.1. Number, Term of Office and Qualifications of Trustees. . . . The Board of Trustees shall be classified into three groups, with two (2) Trustees in Group I, two (2) Trustees in Group II, and one (1) Trustees in Group III. . . . After the respective terms of the groups indicated, each such group of Trustees shall be elected for successive terms ending at the annual meeting of Shareholders held during the third year after election.

Decl. of Trust § 2.1 (Ex. 6).

Since 1986, the Declaration of Trust has expressly granted CommonWealth shareholders the right to remove Trustees on the classified board at any time with or without cause with the vote of, or consent from, holders of two-thirds of outstanding shares:

2.3. Resignation, Removal and Death of Trustees. . . . A Trustee may be removed at any time with or without cause by vote or consent of holders of Shares representing two-thirds of the total votes authorized to be cast by Shares then outstanding and entitled to vote thereon, or with cause by all remaining Trustees.

Id. § 2.3 (Ex. 6).

Since 1986, the right to remove Trustees “at any time” and “without cause” has been vested in all CommonWealth shareholders, not just a subset: “All Shares . . . have equal non-cumulative voting rights . . . and equal . . . other rights.” Id. § 6.1 (Ex. 6) (emphasis supplied).

In its public filings with the SEC, CommonWealth has repeatedly represented that its Trustees may be removed without cause. For example, in offering prospectuses filed with the SEC in July 2011, July 2012, and March 2013, CommonWealth stated: “Our declaration of trust provides that a trustee may be removed with or without cause by the affirmative vote of the holders of at least two-thirds of our common shares . . . .” (Exs. 44-46).

III.	The CommonWealth Trustees Unilaterally Adopt Bylaws To Impair The Shareholder Right To Remove Trustees By Written Consent

A Maryland REIT may only “[m]ake and alter bylaws not inconsistent with law or with its declaration of trust.” Md. Code Ann., Corps. & Ass’ns § 8-301(11) (emphasis supplied). Thus, although CommonWealth’s Trustees may, without shareholder approval, adopt Bylaws relating to the conduct of CommonWealth’s affairs, the Declaration of Trust makes clear that the Bylaws must be consistent with both applicable law and the Declaration of Trust:

3.3. Bylaws. The Trustees may make or adopt and from time to time amend or repeal Bylaws (the “Bylaws”) not inconsistent with law or with this Declaration, containing provisions relating to the business of the Trust and the conduct of its affairs . .. . .

Decl. of Trust § 3.3 (Ex. 6) (emphasis supplied).

Notwithstanding the Declaration of Trust’s unambiguous prohibition against Bylaws that are “inconsistent with” the Declaration of Trust, and notwithstanding that the Maryland REIT Law requires that any provisions addressing the removal of trustees and the voting powers of shareholders be contained in a REIT’s declaration of trust,3 CommonWealth’s Trustees have unilaterally adopted Bylaws that are inconsistent with – and have the effect of limiting, frustrating, and revoking – the right held by all holders of CommonWealth shareholders under the Declaration of Trust to remove trustees at any time with or without cause with the vote of, or consent from, holders of two-thirds of CommonWealth’s outstanding shares.

A.	$2,000/1-Year Bylaws

In February 2009, CommonWealth’s Trustees adopted Bylaws that, among other things, limited the right to seek a record date to commence the process of removing Trustees by written consent to those shareholders who had held at least $2,000 in market value, or 1%, of CommonWealth’s common shares for at least one year (the “$2,000/1-Year Bylaws”). See Bylaws, effective Feb. 25, 2009, §§ 2.14.1(a), 2.15 (Ex. 15).

[3]	See Md. Code Ann., Corps. & Ass’ns §§ 8-202(b)(1)(viii), 8-205(a)(2).

The $2,000/1-Year Bylaws created two classes of common shareholders – one class with the right and ability to exercise rights granted to all shareholders in the Declaration of Trust and one class without those rights – based on the quantity and value of shares held and the length of time the shares had been held. Id.

B.	3+3 Bylaws

1.	3+3 Bylaws for Trustee Nominations

In January 2012, CommonWealth’s Trustees adopted Bylaws requiring, among other things, that any one or more shareholders seeking to nominate an individual to CommonWealth’s Board of Trustees at an applicable meeting of shareholders or by written consent must hold at least 3% of CommonWealth’s common shares and must have held such shares continuously for at least three years (the “3+3 Bylaws”). See Bylaws, effective January 10, 2012, § 2.14.1(b) (Ex. 14).

2.	3+3 Bylaws for Shareholder Action to Remove Trustees by Written Consent

On February 26, 2013, Corvex and Related, two of CommonWealth’s largest shareholders, publicly announced that they were “prepared to seek the removal of the entire Board of Trustees through an action by written consent so that the Board may be replaced with Trustees that will be responsive and representative of the interests of all of CommonWealth’s shareholders and not just its management.” (Ex. 11).

After the close of business on Friday, March 1, 2013, CommonWealth announced certain defensive and entrenching amendments to its Bylaws. Among these, the Trustees amended Section 3.14 of the Bylaws purportedly to “clarify that a shareholder seeking to take action to remove one or more Trustees must comply with the same bylaw requirements as a shareholder making a nomination of an individual for election to the Board.” (Ex. 53) (emphasis supplied). As amended, the new Section 3.14 of the Bylaws reads as follows:

Section 3.14. Removal of Trustees. A Trustee may be removed at any time (a) with or without cause by the affirmative vote of the holders of shares representing two-thirds of the total votes authorized to be cast by shares then outstanding and entitled to vote thereon, voting as a single class, at a meeting of shareholders properly called for that purpose or (b) with cause by the affirmative vote of all remaining Trustees. For the avoidance of doubt, any shareholder seeking to take action at a meeting of shareholders or by written consent to remove one or more Trustees shall comply with all of the requirements in ARTICLE II applicable to a shareholder seeking to nominate an individual for election to the Board of Trustees.

Bylaws, effective Mar. 1, 2013, § 3.14 (Ex. 13) (emphasis supplied).

There had never been any “doubt” as to whether the 3+3 Bylaws applied to an action to remove Trustees – those Bylaws did not. Indeed, in its January 11, 2012, disclosure announcing the 3+3 Bylaws, CommonWealth stated: “The share ownership requirement for shareholders seeking to propose business at an annual meeting, other than the nomination of individuals to the Board of Trustees, was not changed [by the 3+3 Bylaws].” (Ex. 51). It was thus clear, by CommonWealth’s own contemporaneous statements, that prior to the March 1, 2013 amendments, the 3+3 Bylaws only applied to nominations, and, of course, the 3+3 Bylaws did not reference removal of Trustees at all. (Id.).

With the March 2013 amendments purporting to impose the requirements of the 3+3 Bylaws on shareholders seeking to remove Trustees by written consent, there is only one CommonWealth shareholder who can commence a consent solicitation to remove the Board of Trustees. Prior to March 1, 2013, there were at most two shareholders who reported holding 3% or more of CommonWealth’s common shares for three or more years. (Exs. 27-32). On March 5, 2013, CommonWealth closed an equity offering in which 34,500,000 new shares, or over 40%

of the then outstanding common shares of CommonWealth, were issued, thereby significantly diluting the percentage shares of pre-existing shareholders (the “Equity Offering”). (Ex. 54). Although CommonWealth’s book value at the time of the Equity Offering was approximately $37.00 per share (Ex. 57 at 23), the 34,500,000 new shares issued in the Equity Offering were sold at $19.00 per share. (Ex. 52). Following the closing of the Equity Offering, there was only one shareholder whose reported holdings potentially could meet the percentage ownership and holding period requirements of the 3+3 Bylaws. (Ex. 67).

C.	Red Tape Bylaws

CommonWealth’s Trustees have also adopted Bylaws that impose a slew of onerous documentation requirements upon any shareholder seeking a record date for corporate action by written consent, including to remove a Trustee (collectively, the “Red Tape Bylaws”). See, e.g., Bylaws §§ 2.14.1(b), 2.14.1(d), 2.15, 3.14 (Ex. 7). A number of the Red Tape Bylaws are plainly designed to discourage shareholder action through unnecessary, burdensome, and impractical requirements. For example, even though Section 7.1 of CommonWealth’s Bylaws expressly permits a shareholder to hold shares in electronic book entry form, rather than certificated form, the Red Tape Bylaws require that, before a shareholder can request a record date for an action by written consent, the shareholder must satisfy the $2,000/1-Year Bylaws and the 3+3 Bylaws with evidence that all its shares are held in certificated form. See Bylaws, §§ 2.14.1, 2.15, 3.14. Indeed, in their response to Respondents’ motion to compel, CommonWealth and the Trustees assert that the Bylaws require a shareholder to provide evidence that every last share is held in certificated form (Ex. 3 at 2; Ex. 4 at 1; Ex. 5 at 1), a particularly senseless and burdensome requirement because shares are almost always held in electronic form, not certificated form, through financial intermediaries.

Other Red Tape Bylaws are entirely incoherent, rendering technical compliance all but impossible. For example, Section 2.15(a) requires that, to request a record date to remove the Trustees, a shareholder must comply with all of the requirements “in the case of a nomination or election of Trustees.” For nominations, there is a requirement to provide biographical and other information about nominated individual(s). See Bylaws § 2.14.1(d)(i) (Ex. 7). Of course, there are no nominees in a consent solicitation to remove Trustees. Yet, read literally, the Red Tape Bylaws require biographical and other information about nonexistent nominees, and in their June 4, 2013 submissions in opposition to Respondents’ motion to compel, CommonWealth’s Trustees indeed take the position that the record date requests for Respondents’ consent solicitation are invalid for failure to provide information about “proposed replacement Trustees” who have not been selected. (Ex. 3 at 2, Ex. 4 at 2). This is but one of the many illogical requirements that CommonWealth and its Trustees contend that the record date requests have failed to satisfy. Further, to the extent CommonWealth and the Trustees insist no vote to remove Trustees may occur without prior identification of whom the replacement Trustees might be, that is another intolerable burden on the right enshrined in CommonWealth’s Declaration of Trust that shareholders may vote “at any time” to remove Trustees “with or without cause.” Decl. of Trust § 2.3 (Ex. 6).

Moreover, by any measure the Trustees are not objectively applying the Red Tape Bylaws. For example, the Red Tape Bylaws require that a record date request set forth “the reasons for proposing such business.” Bylaws § 2.14.1(d)(ii)(2) (Ex. 7). The record date requests for Respondents’ consent solicitation state the reasons for the proposed removal of the Trustees (Ex. 8 at RDR 2-8), but CommonWealth’s Trustees contend that the Red Tape Bylaws have not been satisfied because they disagree that the stated reasons are the “true reason for [Respondents’] removal proposal.” (Ex. 3 at 3; Ex. 4 at 2). The Trustees could endlessly frustrate shareholder ability to vote by the simple expedient of repeatedly purporting to disbelieve the declared reasons the shareholder gave for proposing business.

It cannot be disputed that Respondents have already given CommonWealth more information about themselves and their desires in connection with consent solicitation than CommonWealth could reasonably claim to need in order to set a record date. On April 12, 2013, record date requests for Respondents’ consent solicitation were submitted to CommonWealth by Corvex Master Fund LP and David R. Johnson (the “Requesting Parties”), in addition to Cede & Co., the nominee for The Depository Trust Company. In an effort to comply with the onerous Red Tape Bylaw requirements, over 700 pages of clearly labeled materials were submitted with the requests. (Ex. 8). The information submitted with the record date requests included:

•

The names and addresses of the Requesting Parties (Ex. 8 at RDR 18-20; Bylaws § 2.14.1(d)(iv)), their signatures, and dates of signatures. (Ex. 8 at RDR 2-8, 18, 53, 55, 58, 61, 227-228, 324-325, 342-347, 375, 410; Bylaws § 2.15(a)).

•	The class, series and number of all CommonWealth shares owned by the Requesting Parties. (Ex. 8 at RDR 342-47, 699-704; Bylaws § 2.14.1(d)(iii)).

•

The investment intent of the Requesting Parties with regarding to their CommonWealth shares (Ex. 8 at RDR 325; Bylaws § 2.14.1(d)(iii)), and the investment strategies of the Requesting Parties (Ex. 8 at RDR 6, 53, 250, 303, 325, 342-43, 356 410, 495, 540, 682; Bylaws § 2.14.1(d)(iv)).

•

A description of, and details concerning, all purchases and sales of CommonWealth securities by the Requesting Parties during the last three years. (Ex. 8 at RDR 331-334, 342-347, 688-691, 699-704; Bylaws § 2.14.1(d)(v)).

•

Confirmation that each of the Requesting Parties had not engaged in any derivative transactions relating to CommonWealth securities during the last three years. (Ex. 8 at RDR 6, 356; Bylaws § 2.14.1(d)(v)).

•	The proposed action to be taken – i.e., the removal of the Trustees. (Ex. 8 at RDR 2-8, 361-65; Bylaws §§ 2.15(a), 2.14.1(d)(ii)).

•

The reason for proposing the removal of the Trustees – i.e. the belief that CommonWealth shares are currently undervalued and that removing the Trustees would unlock shareholder value for the benefit of all shareholders. (Ex. 8 at RDR 2-7, 18-20, 53, 59-61, 324, 342-344, 361-365, 375-377, 410, 416-418, 375-377, 681; Bylaws § 2.14.1(d)(ii)).

•

A description of all agreements, arrangements and understandings between any persons in connection with the proposal to remove the Trustees. (Ex. 8 at RDR 6, 18-20, 41-42, 53, 55-56, 58, 127-129, 232, 326, 331, 335-340, 342-353, 326, 329, 335-340, 348-353, 356, 375-376, 699-710; Bylaws § 2.14.1(d)(ii)).

•	A plan for the repayment of CommonWealth’s debt, should the proposed removal of the Trustees, if adopted, trigger a required repayment. (Ex. 8 at RDR 26; Bylaws § 2.14.2).

•	All information required by Section 14 of the Securities Exchange Act of 1934 that is applicable to a consent solicitation to remove trustees. (Ex. 8 at RDR 13-44, 324, 370-401; Bylaws § 2.15(a)).

•	A description of any performance related fees based on any increase or decrease in the value of CommonWealth shares. (Ex. 8 at RDR 7, 342, 356, 699; Bylaws § 2.14.1(d)(v)).

•

Confirmation that neither the Requesting Parties nor any Shareholder Associated Person has a proportionate interest in CommonWealth shares that is held by a general or limited partnership in which such Requesting Party or Shareholder Associated Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner. (Ex. 8 at RDR 6, 356; Bylaws § 2.14.1(d)(v)).

•

Confirmation that there are no rights to dividends on the CommonWealth shares owned beneficially by the Requesting Parties or any Shareholder Associated Person that are separated or separable from the underlying shares. (Ex. 8 at RDR 6, 356-357; Bylaws § 2.14.1(d)(v)).

The record date requests thus provided all the information needed for the Trustees to undertake the ministerial task of setting a record date, and further stated that “[t]he undersigned will, upon request, provide any additional information that may be reasonably requested to the extent germane for the purpose of fixing a record date to determine shareholders entitled to act by written consent with respect to the Removal Proposal.” (Ex. 8 at RDR 7, 357, 365, 714). The Trustees did not ask for additional information. Instead, the Trustees have refused to set a record date and contend in their June 4, 2013 submission to the Panel that none of the Red Tape Bylaws has been satisfied.

D.	Delay Bylaws

The Trustees have also adopted bylaws to significantly extend the effective time of any shareholder action by written consent to up to 210 days (the “Delay Bylaws”). See, e.g., Bylaws § 2.15 (Ex. 7). Among other things, the Delay Bylaws purport to:

•	extend the time for the Trustees to respond to a shareholder request for a record date for an action on written consent from 10 days to 30 days;

•

extend the latest possible record date for a shareholder action on written consent from 10 days after action by the Trustees in response to a record date request to 60 days after a response to a record date request;

•	extend the default record date, in the event the Trustees fail to set a record date within the prescribed periods, from 10 days after a record date request to 60 days after a record date request; and

•	provide the Trustees with 90 days to complete the ministerial task of reviewing the consents received – a task that is typically completed in less than one week.

Id. (Ex. 7).

E.	Restricted Consent Window Bylaw

In addition, although CommonWealth has over 118 million common shares outstanding (Ex. 17) and over 50,000 shareholders (Ex. 18), and although the corporations laws of both Maryland and Delaware recognize the amount of time required to effectively conduct a consent solicitation by establishing a statutory default of at least 60 days from the signing of the first consent delivered,4 the Trustees have adopted bylaws so that there is only a 30-day period from the record date for the delivery to shareholders of solicitation materials, shareholders’ review and consideration of such materials, as well as analyses and recommendations from independent advisory firms, and the return of marked consent cards expressing shareholders’ views on the proposed action (the “Restricted Consent Window Bylaw”). See Bylaws § 2.15(b) (Ex. 7).

[4]	See Md. Code Ann., Corps. & Ass’ns § 2-505(f); 8 Del. Code § 228(c).

For its 2013 annual meeting of shareholders that took place on May 14, 2013, Commonwealth set a record date of February 19, 2013 and began mailing its proxy materials on February 25, 2013, so that shareholders had a window of almost three months between the record date and the May 14, 2013 meeting date to cast their votes. (Ex. 27). By contrast, the Restricted Consent Window Bylaw allots only 30 days for the entire written consent process – a process for which a soliciting shareholder will not even have a list of shareholders and therefore will not even have the ability to mail their materials to all shareholders on day one. Instead, the soliciting shareholder will have to spend the beginning of the 30-day window identifying shareholders as of the record date to whom materials must be sent.

IV.	The CommonWealth Trustees Purport To Eliminate The Right Of CommonWealth Shareholders To Remove Trustees Without Cause

In addition to all the measures described above that ensure as a practical matter shareholders will never be able to bring to a vote a proposal to remove Trustees, CommonWealth and its Trustees now claim they have completely eliminated the right of CommonWealth’s shareholders to remove Trustees without cause anyway. CommonWealth’s position is completely unsupported by the text of the Maryland statute CommonWealth purports to invoke: Section 3-803 of the Maryland General Corporation Law (“MGCL”), which was first added to the MGCL in 1999 as part of the Maryland Unsolicited Takeover Act (“MUTA”). In fact, in March and April 2013, CommonWealth and its Trustees unsuccessfully lobbied the Maryland Legislature for a substantive amendment to Section 3-803, which would have enabled it to unilaterally eliminate shareholders’ right to remove Trustees without cause notwithstanding any contrary position in CommonWealth’s Declaration of Trust. (Ex. 60). The amendment was not approved by the legislature. Despite their failure to get the amendment approved, CommonWealth proceeded in April 2013 to take the bold position that Section 3-803 allows them to take away CommonWealth shareholders’ right to remove Trustees without cause despite the express provisions of the Declaration of Trust. (Ex. 55).

MUTA, as approved by the Maryland legislature in 1999, added a number of provisions to the MGCL that directors and trustees of Maryland public corporations and REITs could opt in to in order to adopt defensive measures without a shareholder vote, and notwithstanding contrary provisions in the corporation’s charter or the REIT’s declaration of trust. Specifically: (i) Section 3-803 allows companies having an unclassified board to convert to a classified board; (ii) Section 3-804(a), which specifically deals with the topic of director removals, allows companies to increase the vote needed to remove directors to a vote by two-thirds of the outstanding shares; (iii) Section 3-804(b) allows companies to require that the number of directors be fixed only by a vote of the board of directors; (iv) Section 3-804(c), related to director vacancies, allows companies to provide that board vacancies may be filled only by the affirmative vote of a majority of remaining directors; and (v) Section 3-805 allows companies to require shareholders seeking to call a special meeting to provide a written request from shareholders representing at least a majority of all the votes entitled to be cast at the meeting. See Md. Code Ann., Corps. & Ass’ns §§ 3-803 to 3-805.

Following the enactment of MUTA, CommonWealth was quick to opt in to the various MUTA provisions that would further enhance CommonWealth’s defensive profile. In 2000, the year after MUTA was enacted, CommonWealth opted in to Sections 3-804(b) and (c) and 3-805 of the MGCL. (Ex. 56). Opting in to Section 3-805, for example, allowed CommonWealth to override its Declaration of Trust provision that required it to call a special meeting of shareholders if it received a request for a record date from holders of 10% or more of the outstanding shares. Decl. of Trust § 6.9 (Ex. 6). Because of that opt in, since 2000, a special meeting of CommonWealth shareholders can only be called upon receipt of a request from holders of at least 50% of the outstanding shares.

When opting in to the various MUTA provisions in 2000, these were the only two provisions CommonWealth decided not to opt in to: Sections 3-803 and 3-804(a). The reason for not opting in to those provisions is obvious. In the case of Section 3-803, CommonWealth already had a classified board in place dating back to when it went public in 1986. See Decl. of Trust § 2.1 (Ex. 6). In the case of Section 3-804(a), CommonWealth’s Declaration of Trust already had provided that a vote of two-thirds of the outstanding shares was required for the removal of trustees. Id. § 2.3 (Ex. 6). Opting in to either Section 3-803 or Section 3-804(a) thus would have had no consequence to CommonWealth.

Following Corvex’s and Related announcement of their proposed action to remove the Trustees, CommonWealth suddenly determined that opting in to Section 3-803 not only resulted in the automatic staggering of a non-classified board, but was also “intended” to have the collateral benefit of insulating a newly classified board from removal without cause even if the company’s charter or declaration of trust specifically gave shareholders the right to remove directors without cause. CommonWealth’s position was especially remarkable because, since MUTA was enacted in 1999, CommonWealth had made continuous disclosures to existing and prospective investors that CommonWealth shareholders had the right to remove Trustees without cause. (Exs. 39-41). This is hardly surprising, as there is nothing in the text of Section 3-803 from which one could even infer that opting into a classified board carried with it an elimination of the right of shareholders to remove Trustees when such right is expressly granted to shareholders in a declaration of trust.

As if to underscore that its purported belief was mere cynical ploy, CommonWealth quietly lobbied the Maryland Legislature in March and April 2013, to amend the text of Section 3-803 to “clarify” what CommonWealth now claimed was the “intent” of the statute.

As adopted in 1999, Section 3-803 authorizes a board of an eligible corporation or REIT, notwithstanding any charter or declaration of trust provisions to the contrary, to adopt a classified board of directors or trustees:

(a)(1) . . . notwithstanding any provision in the charter or the bylaws of a corporation, before the first annual meeting of stockholders after a corporation elects to be subject to this subtitle, the board of directors shall designate by resolution, from among its members, directors to serve as class I directors, class II directors, and class III directors.

(2) To the extent possible, the classes shall have the same number of directors.

(b) The term of office of the class I directors shall continue until the first annual meeting of stockholders after the date on which the corporation becomes subject to this subtitle and until their successors are elected and qualify.

(c) The term of office of the class II directors shall continue until the second annual meeting of stockholders after the date on which the corporation becomes subject to this subtitle and until their successors are elected and qualify.

(d) The term of office of the class III directors shall continue until the third annual meeting of stockholders following the date on which the corporation becomes subject to this subtitle and until their successors are elected and qualify.

(e) At each annual meeting of the stockholders of a corporation, the successors to the class of directors whose term expires at that meeting shall be elected to hold office for a term continuing until:

(1) The annual meeting of stockholders held in the third year following the year of their election; and

(2) Their successors are elected and qualify.

. . . .

Md. Code Ann., Corps. & Ass’ns § 3-803.

CommonWealth lobbied the Maryland Legislature for the following revisions to Section 3-803(a)(1), so that the trustees of any Maryland REIT opting in to Section 3-803 would not only have a classified board, but would have trustees who could never be removed without cause by a vote of or consent from shareholders – even if the company’s declaration of trust expressly empowered shareholders to remove trustees without cause:

(a)(1) . . . notwithstanding any provision in the charter or the bylaws of a corporation,

(I)  BEFORE the first annual meeting of stockholders after a corporation elects to be subject to this subtitle, the board of directors shall designate by resolution, from among its members, directors to serve as class I directors, class II directors, and class III directors; AND;

(II) NOTWITHSTANDING §§ 2-406 AND 8-205 OF THIS ARTICLE, A DIRECTOR DESIGNATED UNDER SUBPARAGRAPH (I) OF THIS PARAGRAPH MAY NOT BE REMOVED WITHOUT CAUSE.

See CommonWealth’s Proposed Amendments to House Bill 882 (Ex. 58).

The Maryland Legislature did not adopt CommonWealth’s proposed amendments to Section 3-803. As the Chairman of the Maryland Senate Judicial Committee observed, CommonWealth’s proposed amendments to Section 3-803 would represent “a substantive change in the law,” not a “clarifying” change as CommonWealth had contended. (Ex. 60 at 67). Nevertheless, on April 12, 2013, the Trustees fully embraced their newfound interpretation of Section 3-803 by opting in to Section 3-803 and proclaiming that, as a result, its Trustees can no longer be removed without cause. (Ex. 55). CommonWealth even went so far as to file Articles Supplementary with the Maryland State Department of Assessments and Taxation stating that “notwithstanding any provision to the contrary in the Trust’s Declaration of Trust or Bylaws, no Trustee may be removed without cause.” (Ex. 59).

ARGUMENT

I.	The 3+3 Bylaws And $2,000/1-Year Bylaws Are Invalid And Unenforceable

Since 1986, CommonWealth’s Declaration of Trust has expressly granted holders of its common shares the right to take action through written consent:

Whenever Shareholders are required or permitted to take any action (unless a vote at a meeting is specifically required as in Sections 8.1, 8.3 and 8.5), such action may be taken without a meeting by written consents setting forth the action so taken, signed by the holders of a majority (or such higher percentage as may be specified elsewhere in this Declaration) of the total number of votes authorized to be cast by shares then outstanding and entitled to vote thereon.

Decl. of Trust § 6.9 (Ex. 6).

Since 1986, CommonWealth’s Declaration of Trust has also vested shareholders with the right to remove Trustees “at any time with or without cause by vote or consent of holders of Shares representing two-thirds of the total votes authorized to be cast by Shares then outstanding and entitled to vote thereon.”5 Id. § 2.3 (Ex. 6) (emphasis supplied).

The right to remove Trustees “at any time” is vested in all holders of CommonWealth’s common shares: “All Shares . . . have equal non-cumulative voting rights . . . and equal . . . other rights.” Id. § 6.1 (Ex. 6) (emphasis supplied).

As explained below, the 3+3 Bylaws and $2,000/1-Year Bylaws are invalid and unenforceable because: (i) the right to remove Trustees by written consent at any time without cause can only be modified by amendment to CommonWealth’s Declaration of Trust; and (ii) the 3+3 Bylaws and $2,000/1-Year Bylaws are inconsistent with, and impair, the right to remove Trustees by written consent at any time without cause.

[5]	The “entitled to vote thereon” language refers to the holders of the shares as of the appropriate date. For example, on Day X, a given share may be owned by Shareholder A, but on Day Y, the same share may be owned by Shareholder B. The same share cannot be voted twice. Rather, the share only may be voted by the holder of the share as of a specified date, typically established by the fixing of a record date.

A.	The 3+3 Bylaws And $2,000/1-Year Bylaws Are Invalid Because The Right Of All CommonWealth Shareholders To Remove Trustees At Any Time Can Only Be Modified Through An Amendment To The Declaration Of Trust

Under the Maryland REIT Law, the trustees of a REIT with a classified board may be removed without cause if “the declaration of trust of the real estate investment trust provides.” Md. Code Ann., Corps. & Ass’ns § 8-205(b). As discussed above, CommonWealth’s Declaration of Trust provides specifically for the removal of Trustees “without cause.” Decl. of Trust § 2.3 (Ex. 6).

The Maryland REIT Law also requires a REIT’s declaration of trust to “provide a description of each class [of stock], including any . . . voting powers.” Md. Code Ann., Corps. & Ass’ns § 8-202(b)(1)(viii). As noted, CommonWealth’s Declaration of Trust provides that “[a]ll Shares . . . have equal non-cumulative voting rights . . . and equal . . . other rights.” Decl. of Trust § 6.1 (Ex. 6).

Because Maryland law mandates that the parameters for the removal of trustees and the delineation of shareholders’ voting rights be contained in a REIT’s declaration of trust,6 any attempt by a REIT’s trustees to alter these parameters or rights in a document other than the declaration of trust is invalid. See Md. Code Ann., Corps. & Ass’ns §§ 8-202(b)(1)(viii), 8-205(b)(3); Frankino v. Gleason, 1999 WL 1032773, at *2-3 (Del. Ch. Nov. 5, 1999) (Chandler, C.) (finding invalid a bylaw that “effectively bar[red] shareholders from acting by written consent” because such a restriction “must be in the certificate of incorporation”).

[6]	See also Twenty Seven Trust v. Realty Growth Investors, 533 F. Supp. 1028, 1040 (D. Md. 1982) (any discrimination among shareholders within the same class must be contained in company charter).

Thus, any modifications to the right of all CommonWealth shareholders to seek to remove Trustees at any time must be made by amendment to CommonWealth’s Declaration of Trust, which, with limited exceptions not applicable here, requires both an affirmative vote of the shareholders and the approval of trustees. Decl. of Trust § 8.3 (Ex. 6).7

Rather than seek the required shareholder approval for an amendment to the Declaration of Trust, CommonWealth’s Trustees have unilaterally adopted Bylaws that impose requirements that are inconsistent with – and limit, impair, and destroy – the right of all shareholders to seek to remove Trustees at any time. Indeed, the 3+3 Bylaws and $2000/1-Year Bylaws restrict (and in the case of the former, all but eliminate) the pool of shareholders eligible to seek the removal of Trustees, through percentage ownership and holding period requirements that are inconsistent with the right to remove Trustees “at any time.” Decl. of Trust § 2.3 (Ex. 6). Because these requirements are not contained in the Declaration of Trust, but are instead contained in Bylaws that the Trustees unilaterally adopted, they are invalid. See Md. Code Ann., Corps. & Ass’ns §§ 8-202(b)(1)(viii), 8-205(b)(3); Frankino, 1999 WL 1032773, at *2-3.

B.	The 3+3 Bylaws And $2,000/1-Year Bylaws Are Invalid Because They Are Inconsistent With, And Impair, The Right Of All CommonWealth Shareholders To Remove Trustees At Any Time

The 3+3 Bylaws and $2,000/1-Year Bylaws are also invalid for the independent reason that they are inconsistent with, and impair, the right granted to all CommonWealth shareholders by the Declaration of Trust to remove Trustees at any time with the vote or consent of holders of two-thirds of the outstanding common shares.

[7]	Although the Trustees are permitted to make certain “non-economic” changes to the Declaration of Trust, the Maryland Code governing REITs, as well as its legislative history, make plain that Trustees do not have the power to alter “the basic contract rights of shareholders,” including the right “to vote.” See Legislative History to Md. Code Ann., Corps. & Ass’ns § 8-501; 1999 Ch. 395; House Bill 154, Explanation of Bill, at 2 (“[T]he Bill changes Sections 2-306, 2-605, 2-607, and 8-501(e) to permit certain non-economic changes to be made to the charter of a corporation or the declaration of trust of a REIT with the approval of a majority of the entire board of directors or board of trustees, without the necessity of action by the shareholders” – such as “the name of the corporation or REIT” – and “[n]one of these changes affect what are generally regarded as the basic contract rights of shareholders, e.g., to receive dividends, to vote, to receive assets on liquidation and to exercise various other rights such as inspection of records and attending shareholders meetings.”) (Ex. 61).

1.	Under Maryland Law, Bylaws That Are Inconsistent With, Or Impair, Rights Granted By A Declaration Of Trust Are Invalid And Unenforceable

Under the Maryland REIT Law, a REIT may only “[m]ake and alter bylaws not inconsistent with law or with its declaration of trust.” Md. Code Ann., Corps. & Ass’ns § 8-301(11) (emphasis supplied); see also Md. Code Ann., Corps. & Ass’ns § 2-103(15) (“[A] Maryland corporation has the general powers . . . to . . . [a]dopt, alter, and repeal bylaws not inconsistent with law or its charter.”) (emphasis supplied). Similarly, Section 3.3 of CommonWealth’s Declaration of Trust states that “[t]he Trustees may make or adopt and from time to time amend or repeal Bylaws (the “Bylaws”) not inconsistent with law or with this Declaration.” Decl. of Trust § 3.3 (Ex. 6) (emphasis supplied).

Thus, a Bylaw that conflicts with CommonWealth’s Declaration of Trust is null and void. See Ridgely Condo. Ass’n v. Smyrnioudis, 343 Md. 357, 371 (Md. 1996) (holding a bylaw unenforceable because it “deprive[d] the owners . . . of their rights under the declaration”); Stevens v. Emergency Hosp. of Easton, 142 Md. 526, 536 (Md. 1923) (“The constitution, however, is a part of the fundamental law of such an association, and it prevails over the provisions of a conflicting by-law.”) (internal quotations omitted); Mut. Fire Ins. Co. v. Farquhar, 86 Md. 668, 673 (Md. 1898) (“Neither a by-law nor a usage having the force of a by-law can be supported if repugnant to any provision of the charter.”); see also Airgas, Inc. v. Air Prods. & Chems., Inc., 8 A.3d 1182, 1193-94 (Del. 2010) (finding invalid a bylaw that “frustrate[d] the plan and purpose” behind a charter provision); Gaskill v. Gladys Belle Oil Co., 16 Del. Ch. 289, 296 (Del. Ch. 1929) (“The by-laws must succumb to the superior authority of the charter” because “‘[a] by-law that restricts or alters the voting power of stock of a corporation as established by the law of its charter, is of course void.’”) (quoting Brooks v. State, 26 Del. 1, 41 (Del. 1911)).

Indeed, “[i]t is settled law that a corporation has no power to adopt bylaws which impair or destroy the obligations of contracts or rights thereunder or vested rights, and that bylaws which have that effect are invalid and unenforceable against a person whose rights are impaired or destroyed thereby.” Kenney v. Morgan, 22 Md. App. 698, 713-14 (Md. App. 1974) (emphasis supplied; internal quotations omitted); see also Sun-Times Media Grp., Inc. v. Black, 954 A.2d 380, 407 (Del. Ch. 2008) (“[T]he ‘part thereof’ in the Bylaws is more restrictive than and inconsistent with the Certificate . . . . Thus, the additional ‘part thereof’ restriction is invalid.”); Phillips v. Insituform of N. Am., Inc., 1987 WL 16285, at *9 (Del. Ch. Aug. 27, 1987) (“It is, of course, elementary that by-laws may not produce effects inconsistent with the plan of corporate governance envisioned by the charter.”) (emphasis supplied).

2.	The 3+3 Bylaws And $2,000/1-Year Bylaws Are Inconsistent With, And Impair, The Right Of All CommonWealth Shareholders To Remove Trustees At Any Time

The 3+3 Bylaws and $2,000/1-Year Bylaws are inconsistent with, and impair, the right of all Common Wealth shareholders to remove Trustees at any time by imposing percentage ownership and holding period requirements for a record date request needed to initiate shareholder action on a proposal to remove Trustees. A record date defines the universe of eligible voters, and is needed as a baseline from which to determine whether the requisite percentage of outstanding shares has been met. Particularly for a publicly-traded company such as CommonWealth, which in May 2013 had average daily trading volume of over 2.3 million shares (Ex. 63),8 a record date is a practical predicate for all corporate and shareholder action. Similarly, if there is a shareholder vote on a proposal, there must be a record date to identify the shareholders eligible to participate in the vote.

[8]	See also Trustees’ Memorandum, dated June 4, 2013, at 10 (“The average daily trading volume from April 22, 2013 to June 3, 2013 was 2,062,600 shares per day”).

The fixing of a record date is thus a ministerial act to facilitate corporate and shareholder action, not thwart it. CommonWealth’s Trustees, however, have taken the opposite view, contending that, pursuant to Section 6.12 of the Declaration of Trust, they need never set a record date if they do not wish to: “[T]he Declaration of Trust . . . provides that the Trustees may – but need not – adopt bylaws for fixing record dates or may – but need not – fix record dates in the absence of such bylaws.”9 As a flawed corollary to that contention, the Trustees argue that the 3+3 Bylaws are justified, because under Section 6.12 of the Bylaws the Trustees could have unilaterally elected to eliminate shareholders’ right to vote, including by written consent, by simply denying shareholders a record date under all circumstances.10 Thus, under the Trustees’ reading of Section 6.12, they can permanently disenfranchise shareholders by refusing ever to take the ministerial step of setting a record date. The Panel should reject the Trustees’ brazen misreading and misapplication of their authority.

Section 6.12 says nothing about limiting or otherwise defining the shareholders who can request a record date. Nor does Section 6.12 state that the right to vote can be eliminated by the Trustees’ decision not to set a record date. Instead, Section 6.12 addresses the ministerial act of

[9]	Trustees’ Memorandum in Corvex Management LP, et al. v. CommonWealth REIT, et al., No. 24-C-13-001111 (Md. Cir. Ct. for Baltimore City), dated Apr. 8, 2013, at 28 (Ex. 66).
[10]	Id. at 4-5 (Ex. 66).

fixing a record date “in advance” of a corporate action affecting shareholders, such as a shareholder vote or a dividend distribution, and gives the Company two non-exclusive potential avenues for fixing a record date “in advance” of a corporate action – by means of a bylaw or board action:

6.12. Fixing Record Date. The Bylaws may provide for fixing or, in the absence of such provision, the Trustees may fix, in advance, a date as the record date for determining the Shareholders entitled to notice of or to vote at any meeting of Shareholders or to express consent to any proposal without a meeting or for the purpose of determining Shareholders entitled to receive payment of any dividend or distribution (whether before or after the termination of the Trust) or any Annual Report or other communication from the Trustees, or for any other purpose.

Decl. of Trust § 6.12 (Ex. 6).

CommonWealth’s Trustees ignore the “in advance” language of Section 6.12 and contend that, because Section 6.12 says that the Bylaws “may provide for the fixing” of a record date or that the Trustees “may fix” a record date, the Trustees can, at their unfettered discretion, fix or not fix a record date, and that the “may fix” language in Section 6.12 should be read to “take precedence over” the substantive right granted to all CWH shareholders under Sections 2.3 and 6.1 to remove Trustees “at any time” with the requisite vote.11 Under the Trustees’ view, they could set a record date that is 25 years in the future, set a record date only if requested by a shareholder not named Corvex or Related, or refuse altogether to fix a record date. Further, the Trustees contend that, absent an affirmative determination by them to grant a record date, the underlying substantive right to vote can be effectively eliminated. The Trustees’ strained reading contravenes the Maryland Court of Appeals’ repeated admonition that courts “construe the

[11]	Trustees’ Memorandum in Corvex Management LP, et al. v. CommonWealth REIT, et al., No. 24-C-13-001111 (Md. Cir. Ct. for Baltimore City), dated Apr. 8, 2013, at 27-29 (Ex. 66).

[written instrument] as a whole, giving effect to every clause and phrase, so as not to omit an important part of the [written instrument].” Owens-Illinois, Inc. v. Cook, 386 Md. 468, 497 (Md. 2005) (emphasis supplied). The Trustees’ reading of the “may fix” portion of Section 6.12 would omit and entirely obliterate the substantive rights granted in Sections 2.3 and 6.1. The Panel should reject the Trustees’ attempt to deprive shareholders of substantive rights explicitly granted by the Declaration of Trust.

Because a record date is a predicate for shareholder action by written consent, by imposing percentage ownership and holding period requirements for a record date request, the 3+3 Bylaws and $2,000/1-Year Bylaws impermissibly limit the right of CommonWealth shareholders under the Declaration of Trust to remove the Trustees “at any time.” Decl. of Trust § 2.3 (Ex. 6).12

The onerous percentage ownership and holding period requirements imposed by the Bylaws are illustrated in the following chart:

[12]	CommonWealth has attempted to justify its 3+3 Bylaws by reference to the SEC’s ill-fated “Proxy Access Rule,” which briefly employed a 3%+3-Year holding requirement before the rule was vacated as arbitrary and capricious by the U.S. Court of Appeals for the District of Columbia Circuit. See Bus. Roundtable v. SEC, 647 F.3d 1144, 1148-49, 1156 (D.C. Cir. 2011) (holding invalid portions of the Proxy Access Rule, including a 3%+3-Year holding requirement). However, CommonWealth’s reliance on that provision is misplaced. The Proxy Access Rule employed the 3+3 mechanism as a rule of inclusion . A shareholder of a public company who met the 3+3 requirement could, at no cost to such shareholder, require the company to pay for any proxy materials submitted by that shareholder; all other shareholders still retained the right to distribute proxy materials different from the company’s, but such shareholders would have been required to disseminate those competing proxy materials themselves (as is current practice). In sharp contrast to this inclusive mechanism, CommonWealth’s 3+3 Bylaws are designed to exclude: no shareholder can request a record date for a shareholder action by written consent or nominate directors unless it satisfies the 3+3 Bylaws. As used by CommonWealth, the 3+3 Bylaws deny tens of thousands of CommonWealth shareholders – and potentially all CommonWealth shareholders – the ability to take corporate action with regard to the Trustees that is expressly authorized by the Declaration of Trust.

Date of Request for Record Date	Outstanding Shares[13]	Holding Requirement	Required Number of Shares	Value on Date of Record Date Request[14]
4/11/08	225,444,497	None	1	$6.87
4/12/10	223,860,241	$2,000/1-Year	246	$2,004.90
2/28/13	83,804,068	$2,000/1-Year	80	$2,020.00
3/4/13	83,804,068	3%/3-Year	2,514,122	$60,087,515.80
3/5/13	118,304,068	3%/3-Year	3,549,122	$82,055,700.64
4/12/13	118,304,068	3%/3-Year	3,549,122	$81,345.876.24

As reflected in the chart, CommonWealth’s holding requirements recently changed three times within the span of four business days. On Thursday, February 28, 2013, a CommonWealth shareholder needed to have held 80 shares for one year to request a record date. On Friday, March 1, 2013, CommonWealth announced that the Trustees had amended the Bylaws so that the 3+3 Bylaws for nominations would also apply to shareholders seeking to remove the Trustees by written consent. Thus, on Monday, March 4, 2013, a shareholder would have needed to hold a minimum of 2,514,122 shares for three years to request a record date. On Tuesday, March 5, 2013, following the closing of the dilutive Equity Offering, a shareholder would have needed to hold a minimum of 3,549,122 shares for three years to request a record date.

[13]	See 2008 CommonWealth Proxy Statement, at 1 (Ex. 32); 2010 CommonWealth Proxy Statement, at 1 (Ex. 30); 2013 CommonWealth Proxy Statement, at 1 (Ex. 27); March 31, 2013 CommonWealth Form 10-Q (Ex. 27).
[14]	Closing price on date of record date request (Ex. 64) x Required number of shares.

To meet the percentage ownership and holding period requirements imposed by the 3+3 Bylaws on April 12, 2013, when the record date requests for Respondents’ consent solicitation were submitted to the Company, a shareholder or group of shareholders would have had to hold over $80 million worth of CommonWealth common shares for three years. A holding requirement of over $80 million for three years is plainly inconsistent with, and impairs, the right of all Common Wealth shareholders to remove Trustees at any time.15 Prior to March 1, 2013, when CommonWealth announced that the Trustees had amended the Bylaws so that the 3+3 Bylaws would apply to shareholders seeking to remove the Trustees by written consent, there were no more than two shareholders who had reported holding 3% or more of CommonWealth’s common shares for three or more years. (Exs. 22-27). Following the closing of the Equity Offering on March 5, 2013, there is but one shareholder whose reported holdings potentially could meet the holding and time ownership requirements of the 3+3 Bylaws. (Ex. 67).

3.	The 3+3 Bylaws And $2,000/1-Year Bylaws Impermissibly Create Different And Shifting Classes Of Common Shareholders With Different Rights

By unilaterally adopting the 3+3 Bylaws and $2,000/1-Year Bylaws, CommonWealth’s Trustees have effectively modified the unequivocal right granted to all shareholders by the Declaration of Trust into a contingent right that is available to but a select few (and if found enforceable would allow CommonWealth’s Trustees to unilaterally impose even more onerous

[15]	Similarly, the one year holding period requirement imposed by the $2000/1-Year Bylaws is inconsistent with, and impairs, the right of all Common Wealth shareholders to remove Trustees at any time.

requirements).16 Under the Declaration of Trust, different CommonWealth shareholders should not have different rights. Rather, “[a]ll Shares shall have equal non-cumulative voting rights . . . and equal . . . other rights,” including the equal right to seek a vote on the removal of trustees. Decl. of Trust §§ 2.3, 6.1 (Ex. 6). CommonWealth’s Trustees, however, have unilaterally allocated the right to seek the removal of Trustees to different and ever more limited groups of shareholders based on specious and onerous holding and time-ownership requirements.17

* * *

Because the 3+3 Bylaws and $2,000/1-Year Bylaws are inconsistent with, and impair, the right granted to all shareholders by the Declaration of Trust to remove Trustees at any time, they are each “invalid and unenforceable.” Kenney, 22 Md. App. at 713-14; see also Ridgely, 343 Md. at 370-71;Md. Code Ann., Corps. & Ass’ns § 8-301(11); Decl. of Trust § 3.3 (Ex. 6).

[16]	For example, if the 3+3 Bylaws were found to be enforceable, there would be nothing to stop CommonWealth’s Trustees from unilaterally imposing 13% + 13 Year Bylaw or a 30% + 30 Year Bylaw.
[17]

CommonWealth and its Trustees have purported to rely on Realty Acquisition Corp. v. Prop. Trust of Am., 1989 WL 214477 (D. Md. Oct. 27, 1989), but ignore that Realty presents the opposite situation to that presented here. In Realty, the court determined that the adoption of a rights plan was “not an ultra vires act” because the “authority for adopting the rights plan [wa]s contained in the declaration of trust.” Id. at *2. Here, no such authority is contained in CommonWealth’s Declaration of Trust. Moreover, Realty involved trustee action to grant new rights. Indeed, the rights plan gave each share the option to purchase shares at half price when certain triggering events occurred. Id. at *1-2. Here, the 3+3 Bylaws and $2,000/1-Year Bylaws remove vested rights granted by CommonWealth’s Declaration of Trust. The situation in Realty (the granting of new rights pursuant to a declaration of trust) is thus exactly the opposite of the situation here (the removal of vested rights previously granted by a declaration of trust). A bylaw amendment is invalid where, as here, “the bylaw amendment disparately affect[s] a portion of the unit owners by revoking a property interest” granted under a declaration. Ridgely, 343 Md. at 370.

II.	The Red Tape Bylaws That CommonWealth And Its Trustees Are Invoking To Forestall Respondents’ Consent Solicitation Are Invalid And Unenforceable

CommonWealth’s Trustees have also unilaterally adopted dozens of onerous documentation and informational requirements, the Red Tape Bylaws, to frustrate the right of all CommonWealth shareholders to remove Trustees by written consent “at any time with or without cause.” Decl. of Trust §§ 2.3, 6.1, 6.9 (Ex. 6).18 CommonWealth’s Trustees contend that these are mere “advance notice” bylaws that are “not a novelty” in corporate America,19 but ignore that: (i) many of the requirements imposed by these Red Tape Bylaws as applied by CommonWealth’s Trustees have no rational nexus to a record date request for an action by written consent to remove Trustees, and impose requirements that burden shareholders with collecting more documentation or information than could be reasonably required; and (ii) CommonWealth’s Trustees are subjectively applying the Red Tape Bylaws so that the requirements can never be met. There is nothing typical about the Red Tape Bylaws, particularly in light of the Trustees’ application thereof. For example:

•

Even though the record date requests plainly state the reasons for the proposed removal of the Trustees (Ex. 8 at RDR 2-8), and even though the Red Tape Bylaws require only that a request set forth “the reasons for proposing such business,” Bylaws § 2.14.1(d)(ii)(2), CommonWealth’s Trustees contend that the record date requests are invalid because the Trustees do not believe that the stated reasons are the “true reason for [Respondents’] removal proposal.” (Ex. 3 at 3; Ex. 4 at 2).

[18]

CommonWealth’s Trustees erroneously assert that “[b]efore filing its Statement of Counterclaim with the Panel on May 30, 2013, Corvex had never challenged the Informational Requirements.” Trustees’ Memorandum, dated June 4, 2013, at 7. Respondents’ pleadings in Maryland state court specifically alleged that CommonWealth’s Trustees have adopted bylaws that impose “impracticable and burdensome requirements to discourage, and erect nonsensical barriers to, shareholder action.” Amended Complaint in Corvex Management LP, et al. v. CommonWealth REIT, et al., No. 24-C-13-001111 (Md. Cir. Ct. for Baltimore City), dated March 15, 2013, ¶¶ 87-91 (Ex. 65).

[19]	Trustees’ Memorandum, dated June 4, 2013, at 11.

•

Even though Respondents’ proposal is limited to the removal of the current Trustees, the Red Tape Bylaws purport to require Respondents’ record date requests to “set forth all information that each such shareholder would be required to disclose in solicitations of proxies for election of Trustees in an election contest (even if an election contest is not involved),” Bylaws § 2.15(a) (emphasis supplied), and CommonWealth’s Trustees contend that the record date requests are invalid because they “fail to disclose any information about proposed replacement Trustees.” (Ex. 3 at 2; Ex. 4 at 2).

•

Even though Section 7.1 of CommonWealth’s Bylaws expressly permit a shareholder to hold shares in electronic book entry form, rather than certificated form, CommonWealth’s Trustees contend that the Red Tape Bylaws require that, before a shareholder can request a record date for an action by written consent to remove a trustee, the shareholder must satisfy the 3+3 Bylaws with evidence that all 3,549,122+ shares satisfying the 3+3 Bylaws are held in certificated form. See Bylaws, §§ 2.14.1, 2.15, 3.14 (Ex. 7).

•

Even though there are over 30 different documentation and information requirements imposed by the Red Tape Bylaws, CommonWealth’s Trustees contend that, even though not stated in the Bylaws, a record date request is invalid under the Red Tape Bylaws if all the information required by the Bylaws is not contained “in the body of” the record date request or if there is no “itemized cross reference sheet” accompanying the record date request. (Ex. 3 at 4-7; Ex. 4 at 2-5).

•

Even though the Trustees are surely aware of CommonWealth’s own phone number and mailing address, CommonWealth’s Trustees contend that Respondents’ record date requests are invalid under the Red Tape Bylaws because they do not include “householding” information required by Item 23 of Schedule 14A, such as the phone number and mailing address to which shareholders should direct a notification to CommonWealth if they wish to receive separate copies of CommonWealth’s proxy materials in the future (e.g., for the 2014 annual meeting of CommonWealth shareholders).

•

Even though Respondents’ final consent solicitation statement submitted with the record date requests includes a specific plan for the repayment of CommonWealth’s indebtedness if it were to be accelerated (Ex. 8 at RDR 26), CommonWealth’s Trustees contend that the record date requests are invalid under the Red Tape Bylaws because that plan is insufficiently “detailed” in their (subjective) view. (Ex. 3 at 8; Ex. 4 at 6).

In their June 4, 2013 submissions to the Panel, CommonWealth and its Trustees took the position that none of the Red Tape Bylaws has been satisfied. (Exs. 3-5). The documentary evidence, however, shows that the record date requests on their face comply with the vast bulk of the bylaw requirements, however onerous or illogical. For example, CommonWealth’s Trustees claim that the record date requests are invalid because “[n]otice was not sent by registered mail, return receipt requested.” (Ex. 3 at 1; Ex. 4 at 1). The return receipt, a copy of which is submitted herewith (Ex. 9), confirms that the requests were in fact “sent by registered mail, return receipt requested.” Similarly, CommonWealth contends that the record date requests are invalid for “[f]ailure to adequately describe shareholder or Shareholder Associated Person Derivative Transactions during the previous 36 months,” (Ex. 3 at 6), but the record date requests specifically state that “Corvex and any Shareholder Associated Person have made no Derivative Transactions in the last 36 months.” (Ex. 8 at RDR 6, 713).

Attached as Exhibit 1 to the Harris Affidavit is a chart, with precise cites to documents, of the Red Tape Bylaw requirements that the Panel can determine have been met on the undisputed contents of the record date requests. Attached as Exhibit 2 is a chart with examples of Red Tape Bylaws that have no reasonable relationship to the ministerial task of setting a record date for an action by written consent to remove Trustees. As applied by CommonWealth, these Red Tape Bylaws are invalid and unenforceable because: (i) they are inconsistent with, and impair, the right to remove Trustees by written consent “at any time;” (ii) the right to remove Trustees by written consent at any time can only be modified by amendment to CommonWealth’s Declaration of Trust; and (iii) they far exceed the “minimum essential provisions for ministerial review” that may properly be addressed to a shareholder action by written consent to remove the Trustees.20

[20]	Datapoint Corp. v. Plaza Sec. Co., 496 A.2d 1031, 1036 (Del. 1985).

A.	The Red Tape Bylaws Are Invalid Because They Are Inconsistent With, And Impair, The Right Of All CommonWealth Shareholders To Remove Trustees At Any Time

The Declaration of Trust expressly grants CommonWealth shareholders the right to remove trustees by written consent “at any time.” Decl. of Trust § 2.3 (Ex. 6). By imposing a series of burdensome requirements that are not rationally related to a record date request for an action by written consent to remove Trustees and/or that can be subjectively interpreted so that the requirements can never be met, the Red Tape Bylaws impair the right to remove Trustees by written consent “at any time.” Indeed, although “[a]ctions by shareholder consent are designed to expedite the process of obtaining approvals for specified actions,”21 the Red Tape Bylaws impose layer upon layer of requirements to delay shareholder action. This is vividly illustrated by the recent submissions in opposition to Respondents’ motion to compel. Even though over 700 pages of material (described above at pp. 15-16) were provided in support of the Record Date Requests, the Trustees have taken the remarkable position that none of the requirements for obtaining a record date has been met. To support this position, the Trustees attach two laundry lists of requirements they purport have not been met22 (and CommonWealth separately submitted a similar, but not identical, list of purported defects),23 but state that the lists “are limited to facial defects that can be identified from the demands themselves” and that “[o]ther defects may exist which CWH and the Trustees cannot now identify.” Trustees’ Memorandum, dated June 4, 2013, at 5.

[21]	2 Alan S. Gutterman, Business Transaction Solutions § 10:134 (2013).
[22]	Exhibits A and B to Trustees’ Memorandum, dated June 4, 2013 (Exs. 3-4).
[23]	Exhibit A to CommonWealth’s Response, dated June 4, 2013 (Ex. 5).

The fixing of a record date is a ministerial act to facilitate shareholder action, not thwart it. Yet, the Red Tape Bylaws impose burdensome requirements to discourage, and erect nonsensical barriers to, the exercise of rights granted to shareholders under the Declaration of Trust. Because the Red Tape Bylaws as applied by CommonWealth are inconsistent with, and impair, the right granted by the Declaration of Trust to remove trustees by written consent “at any time,” they are invalid and unenforceable. See Ridgely, 343 Md. at 370-71; Kenney, 22 Md. App. at 713-14; Sun-Times, 954 A.2d at 407; Phillips, 1987 WL 16285, at *9-10.

B.	The Red Tape Bylaws Are Invalid Because The Right Of All CommonWealth Shareholders To Remove Trustees At Any Time Can Only Be Modified Through An Amendment To The Declaration Of Trust

The Red Tape Bylaws are also invalid because the right to remove Trustees by written consent “at any time” can only be limited or modified by amendment to CommonWealth’s Declaration of Trust. By imposing myriad requirements that the Trustees can unilaterally deem have not been met, the Red Tape Bylaws frustrate the shareholders’ right to act by written consent and impair the right to remove Trustees “at any time.” Because the requirements impairing the right to remove Trustees “at any time” are not contained in the Declaration of Trust, but are instead contained in the Red Tape Bylaws that the Trustees have unilaterally adopted, they are invalid. See Md. Code Ann., Corps. & Ass’ns §§ 8-202(b)(1)(viii); 8-205(b)(3); Frankino, 1999 WL 1032773, at *2-3 (finding invalid a bylaw that “effectively bar[red] shareholders from acting by written consent” because such a restriction “must be in the certificate of incorporation”); Allen v. Prime Computer, Inc., 540 A.2d 417, 420 (Del. 1988) (right of shareholders to act by written consent “may be modified or eliminated only by the certificate of incorporation”).

C.	The Red Tape Bylaws Are Invalid Because They Far Exceed The “Minimum Essential Provisions For Ministerial Review” That May Properly Be Addressed To A Shareholder Action By Written Consent

The Red Tape Bylaws are also invalid for the independent reason that they far exceed the “minimum essential provisions for ministerial review” that may properly be addressed to a shareholder action by written consent such as Respondents’ consent solicitation to remove the Trustees. Datapoint, 496 A.2d at 1036.

In Datapoint, the Delaware Supreme Court was confronted with a bylaw that imposed a 60-day waiting period on any action taken by written consent.24 The court held the bylaw was “clearly in conflict with the letter and intent” of Section 228 of the Delaware General Corporate Law, which, like CommonWealth’s Declaration of Trust: (i) expressly authorizes shareholders to act by written consent;25 and (ii) does not contemplate a waiting period before such shareholder action may be taken. Id. at 1035.

[24]

On corporate matters for which Maryland law is undeveloped, Maryland courts have recognized that Delaware case law is “highly persuasive” authority. See Kramer v. Liberty Prop. Trust, 408 Md. 1, 24-25 (Md. 2009) (“[B]ecause the Delaware courts have gained a reputation for their expertise in matters of corporate law, we deem decisions of the Delaware Supreme Court and Court of Chancery to be highly persuasive as to our interpretation.”); Hudson v. Prime Retail, Inc., 2004 WL 1982383, at *13 (Md. Cir. Ct. Apr. 1, 2004) (applying “Delaware’s well-developed corporate law” due to “the paucity of Maryland law on the subject”).

[25]

See 8 Del. C. § 228 (“Unless otherwise provided in the certificate of incorporation . . . any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted”). The right to act by consent is automatically held by Delaware shareholders unless the charter provides otherwise, while in Maryland the right is only available if granted in the company’s charter. Compare Md. Code Ann., Corps. & Ass’ns § 2-505(b)(2), with 8 Del. C. § 228. Because CommonWealth’s Declaration of Trust provides for shareholder action by written consent, this is a distinction without a difference. See Decl. of Trust §§ 2.3, 6.9 (Ex. 6).

The Datapoint court rejected the directors’ argument that, because the law was silent as to the procedure for acting by written consent, the bylaw merely provided necessary regulation. Id. at 1034. Rather, the court emphasized that shareholder action by written consent cannot “be lawfully deferred or thwarted on grounds not related to the legal sufficiency of the consents obtained” and that only “minimal essential provisions for ministerial review of the validity of the action taken by shareholder consent” are permissible. Id. at 1035-36.

Similarly, in Prime Computer, the Delaware Supreme Court invalidated bylaws that delayed the effectiveness of shareholder action taken by written consent “for at least twenty days, and probably longer.” 540 A.2d at 418-19. The court explained that the right of shareholders to act by written consent “may be modified or eliminated only by the certificate of incorporation” and that bylaws may only briefly “defer consummation of shareholder action by consent . . . until a ministerial-type review has been performed.” Id. at 420 (internal quotations omitted). As there was no indication the bylaws were necessary to complete a ministerial review of the validity of the consents and the company’s charter did not contain a provision limiting the right of shareholders to act by written consent, the bylaws were void. Id.

“Under Prime Computer and Datapoint, directors cannot enact bylaws that have the effect of preventing the consummation of shareholder action by consent for an arbitrary period of time not reasonably related to the orderly functioning of corporate democracy.” Edelman v. Authorized Distrib. Network, Inc., 1989 WL 133625, at *4 (Del. Ch. Oct. 27, 1989) (Chandler, V.C.). See also Hubbard v. Hollywood Park Realty Enters., Inc., 1991 WL 3151, at *13 (Del. Ch. Jan. 14, 1991) (issuing a preliminary injunction directing waiver of advance notice bylaw provisions, including informational requirements, to afford shareholders reasonable opportunity to nominate a dissident slate of candidates for election). In contrast, bylaws that “provid[e] for the orderly and efficient administration of the consent solicitation process are permissible” if they only result in minor and incidental delays. Edelman, 1989 WL 133625, at *4 (declining to enjoin enforcement of bylaw that required a shareholder seeking to act by written consent to request a record date and required the board of directors to convene within 10 days to address the record date request and to set a record date within 10 days of convening).26

Here, the Red Tape Bylaws far exceed the “minimum essential provisions for ministerial review” that may properly be addressed to a shareholder action by written consent. Datapoint, 496 A.2d at 1036. Indeed, as described above, the Red Tape Bylaws impose a series of burdensome requirements that are not rationally related to a record date request for an action by written consent and/or that can be subjectively interpreted so that the requirements can never be met (as illustrated by Exhibits A and B to the Trustees’ Memorandum, dated June 4, 2013 (Exs. 3-4)). Accordingly, the Red Tape Bylaws that CommonWealth and its Trustees are invoking to permanently forestall Respondents’ consent solicitation are invalid and unenforceable. See Datapoint, 496 A.2d at 1035-36; Prime Computer, 540 A.2d at 418-20.

III.	The Delay Bylaws Are Invalid And Unenforceable

The Trustees have also unilaterally adopted bylaws that significantly extend the effective time of any shareholder action by written consent and impair the right of CommonWealth shareholders to act expeditiously by written consent, including to right to remove the Trustees by written consent “at any time.” Decl. of Trust §§ 2.3, 6.9 (Ex. 6). The Delay Bylaws purport to extend the time frame through which shareholders may obtain a record date and act through written consent to 210 days. See Bylaws § 2.15 (Ex. 7).

[26]	In Edelman, the plaintiff contested the ability of the board to adopt a bylaw requiring a shareholder to request a record date, and the court noted that Prime Computer and Datapoint were “not controlling” on that point. 1989 WL 133625, at *4. Unlike in Edelman, the issue here is not whether a board can adopt a bylaw to require a shareholder to request a record date, but whether CommonWealth’s Trustees can adopt Bylaws to impose onerous documentation and informational requirements to frustrate and delay the ability to make an effective record date request and impair the right granted by the Declaration of Trustee to remove the Trustees “at any time.” Decl. of Trust § 2.3 (Ex. 6).

The Delay Bylaws are invalid and unenforceable because they impose arbitrary delays akin to, and indeed greater than, the delay bylaws voided in Datapoint and Prime Computer. The courts in Datapoint and Prime Computer struck down unnecessary waiting periods of 60 and 20 days, respectively. See Datapoint, 496 A.2d 1031; Prime Computer, 540 A.2d 417. Here, the Delay Bylaws:

•	extend the time for the Trustees to respond to a shareholder request for a record date for an action on written consent from 10 days to 30 days, Bylaws § 2.15(a) (Ex. 7);

•

extend the latest possible record date for a shareholder action on written consent from 10 days after action by the Trustees in response to a record date request to 60 days after a response to a record date request, Bylaws § 2.15(a) (Ex. 7);

•

extend the default record date, in the event the Trustees fail to set a record date within the prescribed periods, from 10 days after a record date request to 60 days after a record date request, Bylaws § 2.15(a) (Ex. 7); and

•

provide the Trustees with 90 days to complete the ministerial task of reviewing the consents received – during which time the Bylaws provide that the Trustees “would not be required to take any other action regarding the written consent.” Bylaws § 2.15(c) (Ex. 7).

These elongated time periods are in direct contravention of CommonWealth’s Declaration of Trust which grants shareholders the right to act through written consent to remove the Trustees “at any time.” Decl. of Trust §§ 2.3, 6.9 (Ex. 6). As this right is granted by the Declaration of Trust, it may only be restricted or repealed therein, and cannot be limited or frustrated by a bylaw. See, e.g., Ridgely, 343 Md. at 370-71; Kenney, 22 Md. App. at 713-14; Farquhar, 86 Md. at 673; Prime Computer, 540 A.2d at 420; Md. Code Ann., Corps. & Ass’ns § 8-301(11); Decl. of Trust § 3.3 (Ex. 6).

Further, there is no explanation or justification for the elongated time periods imposed by the Delay Bylaws. Instead, the Delay Bylaw impose arbitrary and unreasonable impediments that improperly defer shareholder action by written consent. See Prime Computer, 540 A.2d at 420 (“A bylaw whose real purpose is delay of shareholder action is per se unreasonable.”); Zaucha v. Brody, 1997 WL 305841, at *3 (Del. Ch. June 3, 1997) (“The board has no right to delay a solicitation for the purpose of more effectively opposing it.”).

While CommonWealth contends that the Delay Bylaws were adopted “in order to afford a reasonable time for shareholders to consider a consent solicitation statement and a consent revocation statement,”27 the amendments themselves demonstrate this cannot be the case. Plainly, the extensions of time for CommonWealth Trustees to respond to a shareholder request for a record date (by 20 days) and for the last possible record date after action or inaction by the Trustees (by 50 days) bear no relation whatever to shareholder review. Indeed, even after extending its consent review window to 30 days, see Bylaws, effective Mar. 1, 2013, § 2.15(c), only one-seventh of the 210-day shareholder consent time period is allocated to shareholder review and consideration of the shareholder consent materials (assuming that solicitation materials were to arrive to each holder as of the record date the day after the record date itself, which would not be the case).

Of the 210-day period for a consent solicitation created by the March 1, 2013 bylaw amendments, only 20 days were added to the period allocated to shareholder review and consideration of the consent materials.28 The vast majority of the added time – 70 days, or over

[27]	CommonWealth Form 8-K, dated February 28, 2013 (Ex. 53 at 2).
[28]	Notably, and as discussed below, the 30-day time period for shareholder review and consideration of consent materials is still far below the standard 60-day time period provided the corporations laws of both Maryland and Delaware. See Md. Code Ann., Corps. & Ass’ns § 2-505(f); 8 Del. Code § 228(c).

75% of the increase – is allocated to CommonWealth’s sole use. The allotment of 70 additional days, on top of the already unreasonable 90-day period of review of consents received, amounts to far more time than required for “reliable and prompt ministerial review to ensure the orderly function of corporate democracy.” Prime Computer, 540 A.2d at 420. Indeed, this potential for lengthy deferment of shareholder action “effectively places within the incumbent board the power to stultify, if not nullify, the shareholders’ statutory right [to act by written consent].” Datapoint, 496 A.2d at 1036. Accordingly, the Delay Bylaws are invalid and unenforceable. Id. at 1035-36; Prime Computer, Inc., 540 A.2d at 418-20.

IV.	The Restricted Consent Window Bylaw Is Invalid And Unenforceable

The Trustees have also unilaterally adopted a bylaw, the Restricted Consent Window Bylaw, to severely constrain the ability of CommonWealth shareholders to take action by written consent. See Bylaws § 2.15(b) (Ex. 7). In any shareholder solicitation for consents or proxies, time is needed for the delivery to shareholders of solicitation materials, shareholders’ review and consideration of such materials, as well as analyses and recommendations from independent advisory firms, and the return of marked consent or proxy cards expressing shareholders’ views on the proposed action. The process is even more complex for public companies, given that most beneficial owners hold their shares through brokers, banks and other financial institutions, such that there are one or more intermediaries that must process the distribution of materials and tabulation of results. By way of example, for its 2013 annual meeting of shareholders that took place on May 14, 2013, Commonwealth set a record date of February 19, 2013 and began mailing its proxy materials on February 25, 2013, so that shareholders had a window of almost three months between the record date and meeting date to cast their votes. (Ex. 27). By contrast, the Restricted Consent Window Bylaw allots only 30 days for the entire written consent process – a process for which a soliciting shareholder will not even have a list of shareholders and therefore will not even have the ability to mail their materials to all shareholders on day one. Instead, the soliciting shareholder will have to spend the beginning of the 30-day window identifying shareholders as of the record date to whom materials must be sent.

Permitting only 30 days for shareholders to receive, review, and respond to a written proposal for shareholder action impermissibly limits the right of shareholders to act by written consent. Indeed, the corporations laws of both Maryland and Delaware recognize the amount of time required to effectively conduct a consent solicitation by establishing a statutory default of 60 days from the signing of the first consent – double the amount of time provided by the Restricted Consent Window Bylaw – for shareholders to obtain, review, and deliver consents. See Md. Code Ann., Corps. & Ass’ns § 2-505(f); 8 Del. Code § 228(c).

By enacting a bylaw that requires shareholders to obtain, become educated about, and respond to a consent solicitation all within 30 days, the Trustees have placed yet another impermissible burden upon shareholders’ exercise of their right granted under the Declaration of Trust to take action by written consent, including the removal of trustees. Decl. of Trust §§ 2.3, 6.9 (Ex. 6). Because the Restricted Consent Window Bylaw is inconsistent with, and impairs, the unequivocal right of shareholders to act by written consent, it is invalid and unenforceable. See Ridgely, 343 Md. at 370-71; Kenney, 22 Md. App. at 713-14; Farquhar, 86 Md. at 673; Prime Computer, 540 A.2d at 420; Md. Code Ann., Corps. & Ass’ns § 8-301(11); Decl. of Trust § 3.3 (Ex. 6).

V.	CommonWealth’s Opt In To Section 3-803 Of The MGCL Does Not Eliminate The Right Of Shareholders To Remove The Trustees Without Cause

CommonWealth has refused to set a record date for Respondents’ consent solicitation on the ground that “CWH’s Board has elected to be covered by the Maryland Unsolicited Takeovers Act.” (Ex. 55 at 3). As explained below, CommonWealth’s opt in to Section 3-803 of the MGCL did not eliminate the right of CommonWealth’s shareholders to remove trustees without cause.

A.	Under Maryland Law, A REIT Adopting A Classified Board May Authorize The Removal Of Trustees Without Cause In Its Declaration Of Trust

Under the Maryland REIT Law, a REIT with a classified board may authorize the removal of its trustees without cause in its declaration of trust:

Unless the declaration of trust of the real estate investment trust provides otherwise: . . . If the trustees have been divided into classes, a trustee may not be removed without cause.

Md. Code Ann., Corps. & Ass’ns § 8-205(b) (emphasis supplied). Similarly, Maryland law provides that a corporation with a classified board may authorize the removal of its directors without cause in its charter. See Md. Code Ann., Corps. & Ass’ns § 2-406(b) (“Unless the charter of the corporation provides otherwise: . . . If the directors have been divided into classes, a director may not be removed without cause.”) (emphasis supplied).

Maryland law thus unambiguously provides for the co-existence of both a classified board and the removal of trustees or directors without cause, when authorized by a REIT’s declaration of trust or a company’s charter. This is not an anomaly. Other states have similar statutory provisions. For example, Section 141(k)(1) of the Delaware General Corporation Law provides: “Unless the certificate of incorporation otherwise provides, in the case of a corporation whose board is classified as provided in subsection (d) of this section, stockholders may effect such removal only for cause.” Del. Code Ann., tit. 8, § 141(k)(1) (emphasis supplied). The Delaware Court of Chancery has held that “the plain language of § 141(k)(1)[] specifically permit[s] the removal without cause of directors elected to a classified board when the certificate of incorporation so provides.” Roven v. Cotter, 547 A.2d 603, 607 (Del. Ch. 1988). Courts have likewise held that Section 1726(a)(1) of the Pennsylvania Business

Corporation Law permits the removal without cause of directors elected to a classified board of directors. See Relational Investors LLC v. Sovereign Bancorp, Inc., 417 F. Supp. 2d 438, 448 (S.D.N.Y. 2006) (holding that notwithstanding Sovereign’s classified board, “under the plain terms of Sovereign’s Articles of Incorporation, Sovereign’s directors are subject to removal without cause upon majority vote of its shareholders in accordance with Article Eighth”).

B.	Under CommonWealth’s Declaration Of Trust, Shareholders May Remove The Trustees On CommonWealth’s Classified Board Without Cause

Consistent with Section 8-205(b) of the Maryland REIT Law, Section 2.1 of CommonWealth’s Declaration of Trust provides for a classified board of trustees, and Section 2.3 of CommonWealth’s Declaration of Trust provides for the removal of trustees on the classified board “at any time with or without cause” with the vote, or consent from, holders of two-thirds of CommonWealth’s outstanding shares. Decl. of Trust §§ 2.1, 2.3 (Ex. 6).

Sections 2.1 and 2.3 were included in CommonWealth’s original Declaration of Trust filed in 1986 (Ex. 12), and have never been amended by the affirmative vote of shareholders and approval of the Trustees needed to amend the provisions. Decl. of Trust § 8.3 (Ex. 6).

C.	Section 3-803 Of The MGCL Does Not Address The Removal Of Trustees On A Staggered Board, Much Less Categorically Eliminate The Right To Remove Trustees On A Classified Board Without Cause

Notwithstanding Section 8-205(b) of the MGCL and Sections 2.1 and 2.3 of CommonWealth’s Declaration of Trust, CommonWealth and its Trustees contend that the right of CommonWealth’s shareholders to remove CommonWealth Trustees without cause has been categorically eliminated by its decision on April 12, 2013 to opt in to Section 3-803 of the MGCL, which was added in 1999 through MUTA.

Section 3-803 does not even address the removal of trustees on a classified board, much less categorically eliminate the right to remove such trustees without cause. Rather, Section 3-803, entitled “Directors,”29 authorizes a board of an eligible corporation or REIT, notwithstanding any charter or declaration of trust provisions to the contrary, to adopt a classified board of directors or trustees. See Md. Code Ann., Corps. & Ass’ns § 3-803. “[O]nce a [company’s] board is classified [under Section 3-803], Section 2-406(b)(3) provides that its members may not be removed except for cause, unless the charter provides otherwise.” James Hanks, Jr., Maryland Corporations Law § 14A.4 (Supp. 2012) (Ex. 62). Similarly, once a REIT’s board is classified under Section 3-803, Section 8-205(b) provides that its members may not be removed except for cause, “unless the declaration of trust of the real estate investment trust provides otherwise.” Md. Code Ann., Corps. & Ass’ns § 8-205(b)(3) (emphasis supplied).

The only section of MUTA that addresses removal is Section 3-804(a), which is entitled “Removal” and which provides that directors may be removed by a vote of two-thirds of the company’s outstanding shares:

(a) Removal. - Notwithstanding any other lesser proportion of votes required by a provision in the charter or the bylaws, but subject to § 2-406(b)(3) or § 8-205(b)(3) of this article the stockholders of a corporation30 may remove any director by the affirmative vote of at least two-thirds of all the votes entitled to be cast by the stockholders generally in the election of directors.

Md. Code Ann., Corps. & Ass’ns § 3-804(a). In tandem, Sections 3-803 and 3-804(a) permit a Maryland REIT to classify its board and require a two-third vote requirement for trustee removal notwithstanding contrary declaration of trust provisions – defensive tools that offer no incremental value to CommonWealth because its Declaration of Trust has provided for both since 1986. See Decl. of Trust §§ 2.1, 2.3 (Ex. 6).

[29]	Section 3-801 defines “Director” for purposes of the article to include a “trustee of a real estate investment trust.” Md. Code Ann., Corps. & Ass’ns § 3-801(j).
[30]	Section 3-801 defines “Corporation” for purposes of the article to include a “real estate investment trust.” Md. Code Ann., Corps. & Ass’ns § 3-801(i).

Because Section 3-803 does not address the removal of directors or trustees on a classified board and Section 3-804(a) underscores that Section 3-803 did not eliminate the right to remove members of a classified board without cause where the charter or declaration of trust expressly grants shareholders such right, CommonWealth and its Trustees lobbied the Maryland Legislature to add the following language to Section 3-803: “Notwithstanding §§ 2-406 and 8-205 of this Article, a director designated under subparagraph (1) of this paragraph may not be removed without cause.” (Ex. 58). As the Chairman of the Maryland Senate Judicial Committee observed, the proposed addition to Section 3-803(a)(1) would represent “a substantive change in the law.” (Ex. 60 at 67). The lobbying efforts of CommonWealth and its Trustees failed, and the Maryland Legislature declined to adopt their proposed addition to Section 3-803(a)(1).

In the absence of any language in Section 3-803 overriding Section 8-205(b)(3) of the Maryland REIT Law or otherwise addressing the removal of trustees on a classified board, there is absolutely no basis for concluding that a REIT opting in to Section 3-803 eliminates the right to remove trustees on a classified board without cause where the REIT’s declaration of trust specifically grants that right to shareholders. See BAA, PLC v. Acacia Mut. Life Ins. Co., 400 Md. 136, 151 (Md. 2007) (“We neither add nor delete words to a clear and unambiguous statute to give it a meaning not reflected by the words the Legislature used or engage in forced or subtle interpretation in an attempt to extend or limit the statute’s meaning.”) (internal quotations omitted).

* * *

Consistent with Section 8-205(b) of the Maryland REIT Law, Section 2.1 of CommonWealth’s Declaration of Trust provides for a classified board of trustees, and Section 2.3 of CommonWealth’s Declaration of Trust provides for the removal of Trustees on the classified board “at any time with or without cause” with the vote, or consent from, holders of two-thirds of CommonWealth’s outstanding shares. Decl. of Trust §§ 2.1, 2.3 (Ex. 6). Section 3-803 does not even reference the removal of Trustees, much less categorically eliminate the right to remove trustees on a classified board without cause when the declaration of trust expressly grants shareholders such right. Accordingly, the Panel should grant summary judgment in Respondents’ favor on Count VII of their Counterclaims and declare that CommonWealth’s opt in to Section 3-803 of the MGCL does not eliminate the right of CommonWealth’s shareholders to remove trustees without cause.

CONCLUSION

The Trustees’ campaign of shareholder disenfranchisement should be brought to an end. The 3+3 Bylaws, the $2,000/1-Year Bylaws, the Red Tape Bylaws, the Delay Bylaws, and the Restricted Consent Window Bylaw cannot impede Respondents’ valid exercise of their rights granted by CommonWealth’s Declaration of Trust. Nor does CommonWealth’s opt in to Section 3-803 of the MGCL create an impediment to Respondents’ consent solicitation. The pending consent solicitation has satisfied all legally valid requirements, and upon the delivery to CommonWealth of written consents from the holders of two-thirds of CommonWealth’s outstanding shares, any actions taken by the Trustees in their purported capacity as Trustees of the Company should be deemed null, void, and of no legal effect.

Respondents therefore respectfully request that the Panel: (i) grant summary judgment in their favor on Counts I through VII of their Counterclaims; (ii) declare that the 3+3 Bylaws, the $2,000/1-Year Bylaws, the Red Tape Bylaws, the Delay Bylaws, and the Restricted Consent Window Bylaw are invalid and unenforceable; (iii) declare that Respondents’ record date requests and pending consent solicitation has satisfied all legally valid requirements; (iv) declare that CommonWealth’s opt in to Section 3-803 of the MGCL does not eliminate or otherwise modify the right of CommonWealth’s shareholders to remove trustees without cause; (v) declare that upon the delivery to CommonWealth of consents from the holders of two-thirds of CommonWealth’s outstanding shares, any actions taken by the Trustees in their purported capacity as Trustees of the Company are null, void, and of no legal effect; and (vi) grant such other and further relief as the Panel deems just and proper. A proposed order for entry is annexed to Respondents’ Notice of Motion.

Dated: New York, New York June 10, 2013	GIBSON, DUNN & CRUTCHER LLP
	By:	/s/ James L. Hallowell
Mark A. Kirsch Mitchell A. Karlan Adam H. Offenhartz James L. Hallowell Aric H. Wu

200 Park Avenue New York, NY 10166-0193 Phone: (212) 351-4000 Fax: (212) 351-4035

Attorneys for Respondents and Counterclaimants Corvex Management LP and Related Fund Management, LLC

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